EXHIBIT 99.1

NEWS

Omega Protein Reports 3 Cents Per Share First Quarter Profit

HOUSTON, April 29, 2004 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported net income for the first quarter of 2004 of $646,000 (3 cents per share), compared with net income of $2.6 million, or 11 cents a share, for the first quarter of the previous year.

Revenues for the first quarter of 2004, which ended March 31, were $25.1 million, versus revenues of $25.1 million for the year-earlier quarter. Omega Protein had operating income of $1.2 million for the first quarter of 2004, compared with operating income of $4.2 million in the comparable quarter of the previous year. First quarter 2004 margins were reduced from the prior year’s comparable quarter due to higher cost inventory being carried forward into 2004.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure™ proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonal and Quarterly Results.”

Contact:	Investor Relations (713) 623-0060 or hq@omegaproteincorporation.com
Website: www.buyomegaprotein.com

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OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(in thousands, except per share amounts)

Revenues	$25,056	$25,101
Cost of sales	21,382	18,679

Gross profit	3,674	6,422
Selling, general and administrative expense	2,462	2,196

Operating income	1,212	4,226
Interest expense, net	(187)	(154)
Other income (expense), net	(56)	21

Income before income taxes	969	4,093
Provision for income taxes	323	1,446

Net income	$646	$2,647

Basic earnings per share	$0.03	$0.11

Average common shares outstanding	24,405	23,983

Diluted earnings per share	$0.02	$0.10

Average common shares and common share equivalents outstanding	26,343	25,433

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2004	December 31, 2003
	(in thousands, except per share amounts)

ASSETS
Current assets	$93,272	$97,445
Property and equipment, net	86,957	85,231
Deferred tax assets, net	107	405
Other assets	2,576	3,087

Total assets	$182,912	$186,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,761	$16,508
Long-term debt	17,196	17,605
Other long-term liabilities	7,012	6,838
Stockholders’ equity	145,943	145,217

Total liabilities and stockholders’ equity	$182,912	$186,168

BOOK VALUE PER SHARE OUTSTANDING	$5.98	$5.95

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